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           2001 M Street, N.W.
           Washington, DC 20036




                         CONSENT OF INDEPENDENT AUDITORS






The Board of Trustees
Sodexho Marriott Services, Inc. 401(k) Employees'
         Retirement Savings Plan and Trust:


We consent to incorporation by reference in the registration statement No. 333-63863 on Form S-8 of Sodexho Marriott Services, Inc. for Sodexho Marriott Services, Inc. 401(k) Employees' Retirement Savings Plan and Trust, of our report dated June 11, 1999, relating to the statement of net assets available for benefits of the Sodexho Marriott Services, Inc. Employees' Retirement Savings Plan and Trust as of December 31, 1998 and the related statement of changes in net assets available for benefits for the period from March 27, 1998 (date of inception) to December 31, 1998, and supplemental schedules, which report appears in the December 31, 1998 annual report on Form 11-K of the Sodexho Marriott Services, Inc. 401(k) Employees' Retirement Savings Plan and Trust.









/s/KPMG LLP


Washington, DC
June 29, 1999